FOR IMMEDIATE RELEASE	CONTACT:	James Francis, VP - IR
Jessica Batt, VP - IR & ESG
Date: August 7, 2024		IR@maximus.com

Maximus Reports Fiscal Year 2024 Third Quarter Results
Favorable tailwinds persist and drive third consecutive raise to FY24 guidance
(Tysons, Va. - August 7, 2024) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three and nine months ending June 30, 2024.
Highlights for the third quarter of fiscal year 2024 include:
•Revenue increased 10.6% to $1.31 billion, compared to $1.19 billion for the prior year period. All three segments contributed to organic growth of 11.2%, with the U.S. Federal Services Segment being the primary driver.
•Diluted earnings per share were $1.46 and adjusted diluted earnings per share were $1.74, compared to $0.50 and $0.78, respectively, for the prior year period.
•Guidance is increasing again for fiscal year 2024. At the midpoints, revenue is increasing by $100 million, adjusted operating income guidance is increasing by $30 million, adjusted diluted earnings per share by $0.35, and free cash flow by $15 million.
•Net debt to EBITDA ratio improved to 1.5 times at June 30, 2024, compared to 1.7 times in the prior quarter.
•A quarterly cash dividend of $0.30 per share is payable on August 31, 2024, to shareholders of record on August 15, 2024.
"Our third quarter demonstrates our ability to capitalize on favorable tailwinds that have persisted across this year, where we accomplished high quality and efficient delivery, at scale," said Bruce Caswell, President and Chief Executive Officer. "I want to acknowledge and thank all our teams for their respective roles in delivering exceptional performance this quarter, enabling us to solidly beat expectations and continue the momentum of the business this year."

Third Quarter Results
Revenue for the third quarter of fiscal year 2024 increased 10.6% to $1.31 billion, compared to $1.19 billion for the prior year period. All three segments contributed to consolidated organic growth of 11.2%, with the primary driver being volume growth on clinical programs in the U.S. Federal Services Segment.
For the third quarter of fiscal year 2024, operating margin was 10.8% and the adjusted operating margin was 12.6%. This compares to margins of 4.9% and 6.9%, respectively, for the prior year period. Diluted earnings per share were $1.46 and adjusted diluted earnings per share were $1.74. This compares to $0.50 and $0.78, respectively, for the prior year period which included a $0.26 impact from the previously disclosed cybersecurity incident. Exceptional performance within environments of strong demand across both domestic segments led to higher-than-anticipated earnings this quarter.
U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the third quarter of fiscal year 2024 increased 17.0% to $683.3 million, compared to $584.0 million reported for the prior year period. All growth was organic and driven primarily by volume growth on clinical programs.
The segment operating margin for the third quarter of fiscal year 2024 was 15.5%, compared to 12.7% reported for the prior year period. This quarter's margin reflects excellent operational execution combined with high demand for services, particularly in clinical services, and a temporarily favorable mix of lower cost-plus revenue and higher performance-based revenue. The full-year fiscal 2024 margin for the U.S. Federal Services Segment is now expected to be approximately 12.5%.

U.S. Services Segment
U.S. Services Segment revenue for the third quarter of fiscal year 2024 increased 5.2% to $472.3 million, compared to $449.1 million reported in the prior year period. All growth was organic and enabled by strong performance across the Medicaid-related portfolio, a portion of which were excess volumes from the unwinding exercise which is now completed.
The segment operating margin for the third quarter of fiscal year 2024 was 13.0%, compared to 10.5% reported for the prior year. This quarter's margin benefited from the strong Medicaid-related performance and the aforementioned excess volumes. The full-year fiscal 2024 margin for the U.S. Services Segment is anticipated to be approximately 13%.
Outside the U.S. Segment
Outside the U.S. Segment revenue for the third quarter of fiscal year 2024 increased 2.3% to $159.3 million, compared to $155.7 million reported in the prior year period. Organic growth was 6.8% and driven primarily by strong operations in the United Kingdom, with the effect of divested businesses partially offsetting the growth.
The segment realized an operating loss of $1.4 million for the third quarter of fiscal year 2024, compared to a loss of $15.2 million in the prior year period. This quarter's loss was contemplated in the full-year outlook for the segment, which remains slightly above breakeven. A smaller footprint and improved profitability are expected once segment-shaping efforts are complete, which remain a priority for this fiscal year.
Sales and Pipeline
Year-to-date signed contract awards at June 30, 2024, totaled $1.25 billion, and contracts pending (awarded but unsigned) totaled $398 million. The book-to-bill ratio at June 30, 2024, was 0.6x calculated on a trailing twelve-month basis.
The sales pipeline at June 30, 2024, totaled $44.1 billion, comprised of approximately $2.93 billion in proposals pending, $7.33 billion in proposals in preparation, and $33.8 billion in opportunities tracking. This quarter's large increase to the pipeline is attributable to capturing the Contact Center Operations (CCO) early recompete and the Veterans Affairs Medical Disability Examination contracts recompete stemming from higher volumes on the program. New work opportunities represent approximately 55% of the total sales pipeline.
Balance Sheet and Cash Flows
At June 30, 2024, cash and cash equivalents totaled $103 million, and gross debt was $1.16 billion. The ratio of debt, net of allowed cash, to EBITDA for the quarter ended June 30, 2024, as calculated in accordance with our credit agreement, was 1.5x. This compares to 1.7x at March 31, 2024.
For the third quarter of fiscal year 2024, cash provided by operating activities totaled $199 million, and free cash flow was $165 million. DSO at June 30, 2024, were 59 days, compared with 62 days at March 31, 2024.
During the third quarter of fiscal year 2024, we purchased approximately 611,000 shares, totaling $50.6 million, which is an average price of $82.79 per share. Subsequent to June 30, 2024, we purchased an additional 250,000 shares, totaling $21.2 million, at an average price of $84.78 per share. In June 2024, the Board of Directors authorized an expansion to the purchase program for Maximus common stock of up to an aggregate of $200 million.
On July 5, 2024, our Board of Directors declared a quarterly cash dividend of $0.30 for each share of our common stock outstanding. The dividend is payable on August 31, 2024, to shareholders of record on August 15, 2024.
Further Raise to FY24 Guidance
Maximus is further raising fiscal year 2024 guidance following its third quarter results. Revenue is now expected to range between $5.25 billion and $5.35 billion, representing an increase of $100 million from the midpoint of prior guidance.

Adjusted operating income is now expected to range between $570 million and $590 million, representing an increase of $30 million from the midpoint of prior guidance. Adjusted operating income excludes an estimated $90 million of expense for amortization of intangible assets and $1 million of divestiture-related charges.

Adjusted diluted earnings per share is now expected to range between $6.00 and $6.20 per share, representing an increase of $0.35 per share from the midpoint of prior guidance.
Free cash flow is now expected to range between $350 million and $380 million as a result of the increased earnings guidance and partially offset by higher capital expenditures for the remainder of the year. Interest expense is estimated to be $80 million for fiscal year 2024.
Conference Call and Webcast Information
Maximus will host a conference call tomorrow, August 8, 2024, at 9:00 a.m. ET. Shareholders are invited to submit questions for management’s consideration by emailing IR@maximus.com up to one hour prior to the call.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
As a leading strategic partner to governments across the globe, Maximus helps improve the delivery of public services amid complex technology, health, economic, environmental, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus delivers innovative business process management, impactful consulting services, and technology solutions that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.
Non-GAAP Measures and Forward-Looking Statements
This release contains non-GAAP measures and other indicators, including organic growth, free cash flow, operating income and EPS adjusted for amortization of intangible assets and divestiture-related charges, adjusted EBITDA, and other non-GAAP measures. A description of these non-GAAP measures and details as to how they are calculated are included with our earnings presentation and forthcoming Form 10-Q.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, operating income, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.
Statements that are not historical facts, including statements about our confidence and strategies, and our expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of our products are forward-looking statements that involve risks and uncertainties.
These risks could cause our actual results to differ materially from those indicated by such forward-looking statements. A Special Note Regarding Forward-Looking Statements is included within our forthcoming Form 10-Q and a summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2023, which was filed with the Securities and Exchange Commission (SEC) on November 16, 2023. Our SEC reports are accessible on maximus.com.

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
	(in thousands, except per share amounts)
Revenue	$1,314,929	$1,188,677	$3,990,327	$3,644,775
Cost of revenue	982,615	924,313	3,040,370	2,907,061
Gross profit	332,314	264,364	949,957	737,714
Selling, general, and administrative expenses	167,033	182,545	504,682	471,445
Amortization of intangible assets	23,542	23,431	68,532	70,599
Operating income	141,739	58,388	376,743	195,670
Interest expense	20,555	21,026	62,428	63,631
Other expense/(income), net	809	1,005	475	(79)
Income before income taxes	120,375	36,357	313,840	132,118
Provision for income taxes	30,623	5,494	79,430	29,472
Net income	$89,752	$30,863	$234,410	$102,646

Earnings per share:
Basic	$1.47	$0.50	$3.83	$1.68
Diluted	$1.46	$0.50	$3.81	$1.67
Weighted average shares outstanding:
Basic	61,079	61,141	61,233	61,125
Diluted	61,381	61,544	61,495	61,368

Dividends declared per share	$0.30	$0.28	$0.90	$0.84

Maximus, Inc.
Consolidated Balance Sheets

	June 30, 2024	September 30, 2023
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$102,794	$65,405
Accounts receivable, net	850,462	826,873
Income taxes receivable	9,464	16,556
Prepaid expenses and other current assets	115,571	146,632
Total current assets	1,078,291	1,055,466
Property and equipment, net	35,020	38,831
Capitalized software, net	169,449	107,811
Operating lease right-of-use assets	138,817	163,929
Goodwill	1,780,299	1,779,215
Intangible assets, net	653,386	703,648
Deferred contract costs, net	53,899	45,372
Deferred compensation plan assets	52,895	42,919
Deferred income taxes	5,911	2,459
Other assets	31,823	46,147
Total assets	$3,999,790	$3,985,797
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$280,836	$282,081
Accrued compensation and benefits	162,318	194,251
Deferred revenue, current portion	82,065	60,477
Income taxes payable	11,146	451
Long-term debt, current portion	39,952	86,844
Operating lease liabilities, current portion	47,992	49,852
Other current liabilities	55,734	49,058
Total current liabilities	680,043	723,014
Deferred revenue, non-current portion	35,269	38,849
Deferred income taxes	200,814	203,898
Long-term debt, non-current portion	1,100,701	1,163,149
Deferred compensation plan liabilities, non-current portion	55,870	46,432
Operating lease liabilities, non-current portion	101,911	129,367
Other liabilities	6,467	13,253
Total liabilities	2,181,075	2,317,962
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 60,427 and 60,998 shares issued and outstanding as of June 30, 2024, and September 30, 2023, respectively	604,287	577,898
Accumulated other comprehensive loss	(30,934)	(27,615)
Retained earnings	1,245,362	1,117,552
Total shareholders' equity	1,818,715	1,667,835
Total liabilities and shareholders' equity	$3,999,790	$3,985,797

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
	(in thousands)
Cash flows from operating activities:
Net income	$89,752	$30,863	$234,410	$102,646
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment, and capitalized software	7,530	10,771	24,146	37,092
Amortization of intangible assets	23,542	23,431	68,532	70,599
Amortization of debt issuance costs and debt discount	1,697	601	2,899	2,236
Deferred income taxes	4,545	3,743	(3,770)	2,375
Stock compensation expense	9,481	8,296	27,605	22,239
Loss on sale of businesses	—	—	1,018	883
Change in assets and liabilities, net of effects of business combinations:
Accounts receivable	65,857	(54,854)	(26,528)	7,675
Prepaid expenses and other current assets	(616)	7,689	19,316	21,101
Deferred contract costs	(4,777)	1,662	(8,377)	2,245
Accounts payable and accrued liabilities	4,642	23,276	(1,659)	16,915
Accrued compensation and benefits	(10,487)	(17,390)	(21,043)	(31,612)
Deferred revenue	7,374	(13,400)	18,079	(31,747)
Income taxes	(2,734)	(26,608)	10,576	(33,186)
Operating lease right-of-use assets and liabilities	(1,746)	(1,670)	(2,131)	(3,742)
Other assets and liabilities	5,268	(1,696)	8,351	(15,968)
Net cash provided by/(used in) operating activities	199,328	(5,286)	351,424	169,751
Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(34,690)	(25,112)	(82,237)	(58,863)
Asset acquisition	—	—	(18,006)	—
Proceeds from divestitures	—	—	3,078	9,124
Net cash used in investing activities	(34,690)	(25,112)	(97,165)	(49,739)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(18,239)	(17,020)	(54,847)	(51,053)
Purchases of Maximus common stock	(47,275)	—	(47,275)	—
Tax withholding related to RSU vesting	—	—	(13,455)	(8,475)
Payments for contingent consideration	(2,809)	(2,621)	(10,977)	(6,662)
Payments for debt financing costs	(9,724)	—	(9,724)	—
Proceeds from borrowings	426,757	220,000	850,166	682,398
Principal payments for debt	(488,038)	(200,054)	(952,825)	(730,514)
Cash-collateralized escrow liabilities	3,996	2,517	9,118	(54,543)
Net cash provided by/(used in) financing activities	(135,332)	2,822	(229,819)	(168,849)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	155	549	1,270	3,735
Net change in cash, cash equivalents, and restricted cash	29,461	(27,027)	25,710	(45,102)
Cash, cash equivalents, and restricted cash, beginning of period	118,340	118,720	122,091	136,795
Cash, cash equivalents, and restricted cash, end of period	$147,801	$91,693	$147,801	$91,693

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended				For the Nine Months Ended
	June 30, 2024		June 30, 2023		June 30, 2024		June 30, 2023
	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)
	(dollars in thousands)
Revenue:
U.S. Federal Services	$683,347		$583,960		$2,062,127		$1,786,202
U.S. Services	472,298		449,061		1,448,258		1,338,242
Outside the U.S.	159,284		155,656		479,942		520,331
Revenue	$1,314,929		$1,188,677		$3,990,327		$3,644,775
Gross profit:
U.S. Federal Services	$186,075	27.2%	$156,945	26.9%	$506,074	24.5%	$402,513	22.5%
U.S. Services	121,012	25.6%	98,538	21.9%	369,497	25.5%	268,152	20.0%
Outside the U.S.	25,227	15.8%	8,881	5.7%	74,386	15.5%	67,049	12.9%
Gross profit	$332,314	25.3%	$264,364	22.2%	$949,957	23.8%	$737,714	20.2%
Selling, general, and administrative expenses:
U.S. Federal Services	$79,949	11.7%	$82,892	14.2%	$247,671	12.0%	$229,591	12.9%
U.S. Services	59,531	12.6%	51,536	11.5%	174,032	12.0%	140,793	10.5%
Outside the U.S.	26,647	16.7%	24,122	15.5%	75,249	15.7%	75,936	14.6%
Divestiture-related charges (2)	—	NM	—	NM	1,018	NM	883	NM
Other (3)	906	NM	23,995	NM	6,712	NM	24,242	NM
Selling, general, and administrative expenses	$167,033	12.7%	$182,545	15.4%	$504,682	12.6%	$471,445	12.9%
Operating income/(loss):
U.S. Federal Services	$106,126	15.5%	$74,053	12.7%	$258,403	12.5%	$172,922	9.7%
U.S. Services	61,481	13.0%	47,002	10.5%	195,465	13.5%	127,359	9.5%
Outside the U.S.	(1,420)	(0.9)%	(15,241)	(9.8)%	(863)	(0.2)%	(8,887)	(1.7)%
Amortization of intangible assets	(23,542)	NM	(23,431)	NM	(68,532)	NM	(70,599)	NM
Divestiture-related charges (2)	—	NM	—	NM	(1,018)	NM	(883)	NM
Other (3)	(906)	NM	(23,995)	NM	(6,712)	NM	(24,242)	NM
Operating income	$141,739	10.8%	$58,388	4.9%	$376,743	9.4%	$195,670	5.4%

(1)Percentage of respective segment revenue. Percentages not considered meaningful are marked "NM."
(2)We have sold businesses in both fiscal years 2023 and 2024.
(3)Other expenses includes credits and costs that are not allocated to a particular segment. In the three and nine months ended June 30, 2024, these charges include $0.3 million and $3.3 million related to the costs of a previously disclosed cybersecurity incident, respectively, compared to $22.1 million for the three and nine months ended June 30, 2023. Other charges include expenses incurred as part of our acquisitions, as well as potential acquisitions that have not been or may not be completed.

Maximus, Inc.
Consolidated Free Cash Flows - Non-GAAP
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
	(in thousands)
Net cash provided by/(used in) operating activities	$199,328	$(5,286)	$351,424	$169,751
Purchases of property and equipment and capitalized software	(34,690)	(25,112)	(82,237)	(58,863)
Free cash flow (Non-GAAP)	$164,638	$(30,398)	$269,187	$110,888

Maximus, Inc.
Non-GAAP Adjusted Results Excluding Amortization of Intangible Assets and Divestiture-Related Charges
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
	(dollars in thousands, except per share data)
Operating income	$141,739	$58,388	$376,743	$195,670
Add back: Amortization of intangible assets	23,542	23,431	68,532	70,599
Add back: Divestiture-related charges	—	—	1,018	883
Adjusted operating income excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$165,281	$81,819	$446,293	$267,152
Adjusted operating income margin excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	12.6%	6.9%	11.2%	7.3%

Net income	$89,752	$30,863	$234,410	$102,646
Add back: Amortization of intangible assets, net of tax	17,350	17,276	50,508	52,082
Add back: Divestiture-related charges	—	—	1,018	883
Adjusted net income excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$107,102	$48,139	$285,936	$155,611

Diluted earnings per share	$1.46	$0.50	$3.81	$1.67
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.28	0.28	0.82	0.86
Add back: Effect of divestiture-related charges on diluted earnings per share	—	—	0.02	0.01
Adjusted diluted earnings per share excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$1.74	$0.78	$4.65	$2.54